Filed pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration Statement No. 333- 199175

PROSPECTUS SUPPLEMENT NO. 5

(TO PROSPECTUS DATED OCTOBER 20, 2014)

23,418,172 Shares

Common Stock

This Prospectus Supplement No. 5 supplements and amends the prospectus dated October 20, 2014 relating to the sale of up to 23,418,172 shares of our common stock by Aspire Capital Fund, LLC, or Aspire Capital.

This prospectus supplement should be read in conjunction with the prospectus dated October 20, 2014, as well as Prospectus Supplement No. 1 dated November 5, 2014, Prospectus Supplement No. 2 dated November 13, 2014, Prospectus Supplement No. 3 dated November 19, 2014 and Prospectus Supplement No. 4 dated December 12, 2014, which are to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it. We will not receive any proceeds from the sale of the shares of common stock by Aspire Capital.

Our common stock is listed on NYSE MKT under the ticker symbol “IBIO”. On February 24, 2015, the last reported sale price per share of our common stock was $0.93 per share.

On February 23, 2015, we filed our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2014 (the “Form 10-Q”) and on February 24, 2015, we filed an amendment to the Form 10-Q on Form 10-Q/A (the “Form 10-Q/A”). The Form 10-Q and Form 10-Q/A, without exhibits, are attached hereto.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 25, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington , D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended December 31, 2014

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ___ to ___

Commission file number 001-35023

iBio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-2797813
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9 Innovation Way, Suite 100 , Newark, DE	19711
(Address of principal executive offices)	(Zip Code)

(302) 355-0650

(Registrant’s telephone number, including area code)

_________________________

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes   ☒    No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Yes ☒    No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes ☐    No ☒

Shares of Common Stock outstanding as of February 23, 2015:           73,981,358

 iBio, Inc.

2

PART I - FINANCIAL INFORMATION

Item 1. Financial Statements.

iBio, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands, except share and per share amounts)

	December 31, 2014	June 30, 2014
	(Unaudited)	(See Note 2)

Assets
Current assets:
Cash	$7,363	$3,590
Accounts receivable - trade	584	205
Accounts receivable - unbilled	338	-
Prepaid expenses and other current assets	277	118
Total current assets	8,562	3,913

Fixed assets, net of accumulated depreciation	17	6
Intangible assets, net of accumulated amortization	2,463	2,575
Total Assets	$11,042	$6,494

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable (related party of $75 and $38 as of December 31, 2014
and June 30, 2014, respectively)	$984	$297
Accrued expenses	491	98
Total Current Liabilities	1,475	395

Total Liabilities	1,475	395

Commitments and Contingencies

Stockholders' Equity
Preferred stock - no par value; 1,000,000 shares authorized; no shares
issued and outstanding	-	-
Common stock - $0.001 par value; 175,000,000 shares authorized;
71,981,358 and 65,642,095 shares issued and outstanding as of
December 31, 2014 and June 30, 2014, respectively	72	66
Additional paid-in capital	53,774	47,235
Accumulated other comprehensive loss	(14)	-
Accumulated deficit	(44,265)	(41,202)
Total Stockholders' Equity	9,567	6,099

Total Liabilities and Stockholders' Equity	$11,042	$6,494

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

3

iBio, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited; In Thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues	$367	$-	$1,186	$-
Operating expenses:
Research and development (related party of $258, $153, $480 and $306)	731	585	1,916	1,137
Research and development - effect of Settlement Agreement (Note 6)	-	-	-	(1,041)
General and administrative	1,302	1,051	2,352	1,999
General and administrative - effect of Settlement Agreement (Note 6)	-	-	-	(700)
Total operating expenses	2,033	1,636	4,268	1,395
Operating loss	(1,666)	(1,636)	(3,082)	(1,395)
Other income (expense):
Interest income	3	2	4	4
Interest expense - effect of Settlement Agreement Note 6)	-	-	-	122
Royalty income	10	10	15	25
Loss on disposal of fixed assets	-	(1)	-	(1)
Total other income (expense)	13	11	19	150
Net loss	$(1,653)	$(1,625)	$(3,063)	$(1,245)
Comprehensive loss:
Net loss	$(1,653)	$(1,625)	$(3,063)	$(1,245)
Foreign currency translation adjustments	(11)	-	(14)	-
Comprehensive loss	$(1,664)	$(1,625)	$(3,077)	$(1,245)
Loss per common share - basic and diluted	$(0.02)	$(0.03)	$(0.04)	$(0.02)
Weighted-average common shares outstanding - basic and diluted	70,957	63,984	68,408	60,338

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

4

iBio, Inc. and Subsidiaries

Condensed Consolidated Statement of Stockholders' Equity

Six Months Ended December 31, 2014

(Unaudited; In Thousands)

						Accumulated
					Additional	Other
	Preferred Stock		Common Stock		Paid-In	Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Total

Balance as of July 1, 2014	-	$-	65,642	$66	$47,235	$-	$(41,202)	$6,099

Sale of common stock	-	-	3,995	5	5,207	-	-	5,212

Commitment fee	-	-	682	-	-	-	-	-

Exercises of warrants	-	-	1,663	1	866	-	-	867

Share-based compensation	-	-	-	-	466	-	-	466

Foreign currency adjustment	-	-	-	-	-	(14)	-	(14)

Net loss	-	-	-	-	-	-	(3,063)	(3,063)

Balance as of December 31, 2014	-	$-	71,982	$72	$53,774	$(14)	$(44,265)	$9,567

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

5

iBio, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited; In Thousands)

	Six Months Ended
	December 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(3,063)	$(1,245)
Adjustments to reconcile net loss to net cash used
in operating activities:
Effect of Settlement Agreement	-	(1,863)
Share-based compensation	466	510
Amortization of intangible assets	178	175
Depreciation	2	1
Loss on disposal of fixed assets	-	1
Loss on abandonment of intangible assets	30	-
Changes in operating assets and liabilities
Accounts receivable - trade	(379)	-
Accounts receivable - unbilled	(338)	-
Prepaid expenses and other current assets	(160)	(42)
Accounts payable	664	(48)
Accrued expenses	407	306
Net cash used in operating activities	(2,193)	(2,205)
Cash flows from investing activities:
Additions to intangible assets	(85)	(82)
Purchases of fixed assets	(15)	-
Net cash used in investing activities	(100)	(82)
Cash flows from financing activities:
Sale of common stock	5,212	480
Proceeds from exercise of warrants	867	3,100
Costs to raise capital	-	(29)
Net cash provided by financing activities	6,079	3,551
Effect of exchange rate changes	(13)	-
Net increase in cash	3,773	1,264
Cash - beginning of period	3,590	4,414
Cash - end of period	$7,363	$5,678
Schedule of non-cash activities:
Unpaid intangible assets included in accounts payable - net	$23	$54
Unpaid intangible assets included in accrued expenses - net	$(12)	$-
Expiration of warrants	$-	$70

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

6

iBio, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1.	Nature of Business

iBio, Inc. and Subsidiaries (“iBio” or the “Company”) is a biotechnology company focused on the commercialization of its proprietary plant-based protein expression technologies - the iBioLaunch™ platform for vaccines and therapeutic proteins and the iBioModulator™ platform for vaccine enhancement – and on developing and commercializing select biopharmaceutical product candidates. The advantages of iBio’s technology include the ability to manufacture therapeutic proteins that are difficult or commercially infeasible to produce with conventional methods, and reduced production time, capital and operating costs for biopharmaceuticals. iBio was established as a public company in August 2008 as the result of a spinoff from Integrated BioPharma, Inc. The Company operates in one business segment under the direction of its Executive Chairman. The Company has two wholly-owned subsidiaries, iBioDefense Biologics LLC (“iBioDefense”), a Delaware limited liability company formed in July 2013 to explore development and commercialization of defense-specific applications of the Company’s proprietary technology, and iBio Peptide Therapeutics LLC, a Delaware limited liability company formed in November 2013, which are dormant. Additionally the Company has a 99% interest in a subsidiary organized in Brazil, iBIO DO BRASIL BIOFARMACÊUTICA LTDA. (“iBio Brazil”), to manage and expand the Company’s business activities in Brazil. The activities of iBio Brazil are intended to include coordination and expansion of the Company’s existing relationship with FioCruz (part of the Ministry of Health of Brazil) beyond the current Yellow Fever Vaccine program and development of biosimilar products with private sector participants for the Brazilian market. iBio Brazil commenced operations during the first quarter of the fiscal year ended June 30, 2015. The other subsidiaries have not conducted any activity through December 31, 2014.

2.	Basis of Presentation

Interim Financial Statements

The accompanying unaudited condensed consolidated financial statements have been prepared from the books and records of the Company and include all normal and recurring adjustments which, in the opinion of management, are necessary for a fair presentation in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information and Rule 8-03 of Regulation S-X promulgated by the U.S. Securities and Exchange Commission. Accordingly, these interim financial statements do not include all of the information and footnotes required for complete annual financial statements. Interim results are not necessarily indicative of the results that may be expected for the full year. Interim unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2014, from which the accompanying condensed consolidated balance sheet dated June 30, 2014 was derived.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All intercompany balances and transactions have been eliminated as part of the consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. These estimates include the valuation of intellectual property, legal and contractual contingencies, a warrant derivative liability and share-based compensation. Although management bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, actual results could differ from these estimates.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is reasonably assured. Deferred revenue represents billings to a customer to whom the services have not yet been provided.

Foreign Currency

The Company accounts for foreign currency translation pursuant to FASB ASC 830, “Foreign Currency Matters.” The functional currency of iBio Brazil is the Brazilian Real. Under FASB ASC 830, all assets and liabilities are translated into United States dollars using the current exchange rate at the end of each fiscal period. Revenues and expenses are translated using the average exchange rates prevailing throughout the respective periods. All transaction gains and losses from the measurement of monetary balance sheet items denominated in Reals are reflected in the statement of operations as appropriate. Translation adjustments are included in accumulated other comprehensive loss.

Reclassifications

Certain amounts in the December 31, 2013 statement of cash flows were reclassified to conform to the current period presentation. In 2013, the changes in operating assets and liabilities were reported as one line item. In 2014, such 2013 changes were reported by account.

7

Going Concern

Since its spin-off from Integrated BioPharma, Inc. in August 2008, the Company has incurred significant losses and negative cash flows from operations. As of December 31, 2014, the Company’s accumulated deficit was $44.3 million, and it had cash used in operating activities of $2.2 million for the six months ended December 31, 2014. The Company has historically financed its activities through the sale of common stock and warrants. Through December 31, 2014, the Company has dedicated most of its financial resources to investing in its iBioLaunch™ and iBioModulator™ platforms, its proprietary candidates for treatment of fibrotic diseases, advancing its intellectual property, and general and administrative activities. Cash on hand as of December 31, 2014 of $7.4 million is expected to support the Company’s activities through December 31, 2015. On August 25, 2014, the Company entered into a stock purchase agreement with Aspire Capital Fund, LLC (“Aspire Capital”) pursuant to which the Company can require Aspire Capital to purchase up to $10 million of its common stock upon and subject to the terms of the agreement over a two-year period. As of February 23, 2015, the Company required Aspire Capital to purchase $7.2 million of the Company’s common stock. The extent to which the Company continues to utilize the purchase agreement with Aspire Capital as a source of funding will depend on a number of factors, including the prevailing market price of the Company’s common stock and the volume of trading in its common stock. See Note 7 - Stockholders’ Equity for additional information.

The history of significant losses, the negative cash flow from operations, the limited cash resources currently on hand and the dependence by the Company on its ability - about which there can be no certainty - to obtain additional financing to fund its operations after the current cash resources are exhausted raises substantial doubt about the Company’s ability to continue as a going concern. These financial statements were prepared under the assumption that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

The Company plans to fund its future business operations using cash on hand, through proceeds from the sale of additional equity or other securities and through proceeds realized in connection with license and collaboration arrangements. The Company cannot be certain that such funding will be available on favorable terms or available at all. To the extent that the Company raises additional funds by issuing equity securities, its stockholders may experience significant dilution. If the Company is unable to raise funds when required or on favorable terms, it may have to: a) significantly delay, scale back, or discontinue the product application and/or commercialization of its proprietary technologies; b) seek collaborators for its technology and product candidates on terms that are less favorable than might otherwise be available; c) relinquish or otherwise dispose of rights to technologies, product candidates, or products that it would otherwise seek to develop or commercialize; or d) possibly cease operations.

3.	Summary of Significant Accounting Policies

The Company’s significant accounting policies are described in Note 3 of the Notes to Financial Statements in the Annual Report on Form 10-K for the year ended June 30, 2014.

In May 2014, ASU No. 2014-09, “Revenue from Contracts with Customers” was issued. The comprehensive new standard will supersede existing revenue recognition guidance and require revenue to be recognized when promised goods or services are transferred to customers in amounts that reflect the consideration to which the Company expects to be entitled in exchange for those goods or services. The guidance will also require that certain contract costs incurred to obtain or fulfill a contract, such as sales commissions, be capitalized as an asset and amortized as revenue is recognized. Adoption of the new rules could affect the timing of both revenue recognition and the incurrence of contract costs for certain transactions. The guidance permits two implementation approaches, one requiring retrospective application of the new standard with restatement of prior years and one requiring prospective application of the new standard with disclosure of results under old standards. The new standard is effective for reporting periods beginning after December 15, 2016 and early adoption is not permitted. For the Company, the new standard will be effective January 1, 2017. The Company is currently evaluating the impact of adoption and the implementation approach to be used.

In June 2014, ASU 2014-12, “Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period” (“ASU No. 2014-12”) was issued.  ASU No. 2014-12 requires that a performance target that affects vesting and that could be achieved after the requisite service period is treated as a performance condition. An entity should recognize compensation cost in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the periods for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. ASU 2014-12 becomes effective for interim and annual periods beginning on or after December 15, 2015. Early adoption is permitted.  The Company is currently evaluating the effects of adopting ASU 2014-12 on its consolidated financial statements but the adoption is not expected to have a significant impact on the Company’s consolidated financial statements.

8

In June 2014, ASU 2014-15, “Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU No. 2014-15”) was issued.  Before the issuance of ASU 2014-15, there was no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. This guidance is expected to reduce the diversity in the timing and content of footnote disclosures. ASU 2014-15 requires management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards as specified in the guidance. ASU 2014-15 becomes effective for the annual period ending after December 15, 2016 and for annual and interim periods thereafter. Early adoption is permitted. The Company is currently evaluating the effects of adopting ASU 2014-15 on its consolidated financial statements but the adoption is not expected to have a significant impact on the Company’s consolidated financial statements.

In January 2015, the FASB issued ASU 2015-01, “Income Statement - Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items” (“ASU 2015-01”). ASU 2015-01 eliminates the concept of an extraordinary item from accounting principles generally accepted in the United States of America. As a result, an entity will no longer be required to segregate extraordinary items from the results of ordinary operations, to separately present an extraordinary item on its income statement, net of tax, after income from continuing operations or to disclose income taxes and earnings-per-share data applicable to an extraordinary item. However, ASU 2015-01 will still retain the presentation and disclosure guidance for items that are unusual in nature and occur infrequently. ASU 2015-01 becomes effective for interim and annual periods beginning on or after December 15, 2015. Early adoption is permitted.  The Company is currently evaluating the effects of adopting ASU 2015-01 on its consolidated financial statements but the adoption is not expected to have a significant impact on the Company’s consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standard if currently adopted would have a material effect on the accompanying financial statements.

4.	Financial Instruments and Fair Value Measurement

The carrying values of cash, accounts receivable, prepaid expenses and other current assets, and accounts payable in the Company’s condensed consolidated balance sheets approximated their fair values as of December 31, 2014 and June 30, 2014 due to their short-term nature.

5.	Intangible Assets

The Company has two categories of intangible assets – intellectual property and patents. Intellectual property consists of technology for producing targeted proteins in plants for the development and manufacture of novel vaccines and therapeutics for humans and certain veterinary applications (the “Technology”) acquired in December 2003 from Fraunhofer USA Inc., acting through its Center for Molecular Biotechnology (“Fraunhofer”), pursuant to a Technology Transfer Agreement, as amended (the “TTA”). Patents consist of payments for services and fees related to the further development and protection of the Company’s patent portfolio.

The Company accounts for intangible assets at their historical cost and records amortization utilizing the straight-line method based upon their estimated useful lives. Patents are amortized over a period of ten years and other intellectual property is amortized over a period from 18 to 23 years. The Company reviews the carrying value of its intangible assets for impairment whenever events or changes in business circumstances indicate the carrying amount of such assets may not be fully recoverable. Evaluating for impairment requires judgment, and recoverability is assessed by comparing the projected undiscounted net cash flows of the assets over the remaining useful life to the carrying amount. Impairments, if any, are based on the excess of the carrying amount over the fair value of the assets. There were no impairment charges during the six months ended December 31, 2014 and 2013.

9

The following table summarizes by category the gross carrying value and accumulated amortization of intangible assets (in thousands):

	December 31, 2014 (Unaudited)	June 30, 2014
Intellectual property – gross carrying value	$3,100	$3,100
Patents – gross carrying value	2,120	2,068
	5,220	5,168
Intellectual property – accumulated amortization	(1,699)	(1,621)
Patents – accumulated amortization	(1,058)	(972)
	(2,757)	(2,593)
Net intangible assets	$2,463	$2,575

Amortization expense was $90,000 and $88,000 for the three months ended December 31, 2014 and 2013, respectively, and for the six months ended December 31, 2014 and 2013, amortization expense was $178,000 and $175,000, respectively. In addition, for both the three and six months ended December 31, 2014, the Company incurred losses on the abandonment of patents of approximately $30,000. There were no impairment charges for both the three and six months ended December 31, 2013.

6.	Significant Vendor

Fraunhofer continued to be the Company’s most significant vendor. At December 31, 2014, the accounts payable balance included amounts due to Fraunhofer of approximately $584,000 and accrued expenses included amounts due to Fraunhofer of $338,000. At June 30, 2014, the accounts payable balance included amounts due to Fraunhofer of approximately $205,000. The Company is charged interest by Fraunhofer on certain outstanding balances at the rate of prime plus 2%. For the three months ended December 31, 2014 and 2013, research and development expenses related to Fraunhofer were approximately $367,000 and $306,000, respectively. For the six months ended December 31, 2014 and 2013, research and development expenses related to Fraunhofer were approximately $1,186,000 and ($451,000), respectively. See Note 12 – Commitments and Contingencies.

In September 2013, the Company and Fraunhofer completed the Terms of Settlement for the TTA Seventh Amendment (the “Settlement Agreement”), the significant terms of which are as follows:

·	The Company’s liabilities to Fraunhofer in the amount of approximately $2.9 million as of June 30, 2013 were released and terminated;

·	The Company’s obligation under the TTA, prior to the Settlement Agreement, to make three $1 million payments to Fraunhofer in April 2013, November 2013, and April 2014 (the “Guaranteed Annual Payments”) was terminated and replaced with an undertaking to engage Fraunhofer to perform at least $3 million in work requested and as directed by iBio before December 31, 2015. See Note 12 – Commitments and Contingencies for additional information;

·

The Company terminated and released Fraunhofer from the obligation to make further financial contributions toward the enhancement, improvement and expansion of iBio’s technology in an amount at least equal to the Guaranteed Annual Payments. In addition, the Company terminated and released Fraunhofer from the obligation to further reimburse iBio for certain past and future patent-related expenses;

·	The Company’s obligation to remit to Fraunhofer minimum annual royalty payments in the amount of $200,000 was terminated. Instead the Company will be obligated to remit royalties to Fraunhofer only on technology license revenues that iBio actually receives and on revenues from actual sales by iBio of products derived from the Company’s technology until the later of November 2023 or until such time as the aggregate royalty payments total at least $4 million;

·	The rate at which the Company will be obligated to pay royalties to Fraunhofer on iBioLaunch™ and iBioModulator™ license revenues received was reduced from 15% to 10%; and

·	Any and all other claims of each party to any other amounts due at June 30, 2013 were mutually released.

10

The effect of the Settlement Agreement was the elimination of approximately $1.7 million of accrued expenses and $1.2 million of accounts payable from the Company’s books, as well as a $1 million reduction in prepaid expenses and an approximately $1.9 million positive impact on earnings resulting from the reversal of expenses incurred by the Company under the terms of the previous agreement. This $1.9 million is composed of credits of $1.04 million, $0.7 million, and $122,000 to research and development expenses, general and administrative expenses and interest expense, respectively.

On January 4, 2011, the Company entered into the Collaboration and License Agreement (the “CLA”) which is a three party agreement involving the Company, Fraunhofer and Fundacao Oswaldo Cruz/FioCruz, a public entity, member of the Indirect Federal Public Administration and linked to the Health Ministry of Brazil, acting through its unit Bio-Manguinhos (“FioCruz”). The CLA provides for the development of a yellow fever vaccine to be manufactured and distributed within Latin America and Africa by FioCruz. The CLA was supplemented by a bilateral agreement between iBio and Fraunhofer dated December 27, 2010 in which the Company engaged Fraunhofer as a contractor to provide the research and development services (both, together, the “Agreement”). The services are billed to FioCruz at Fraunhofer’s cost, so revenue is equivalent to expense and there is no profit. At June 30, 2013, the Company had a receivable of $1.007 million and an accounts payable of the same amount.

On June 12, 2014, FioCruz, Fraunhofer and iBio executed an amendment to the Agreement (the “Amended Agreement”) which provides for revised research and development, work plans, reporting, objectives, estimated budget, and project billing process. The effect of the amendment resulted in a charge of approximately $1.007 million to general and administrative expenses for the noncollectibility of an accounts receivable from FioCruz for revenues recorded for the year ended June 30, 2013 and a credit of approximately $1.007 million to research and development expenses and a corresponding adjustment to accounts payable relating to expenses accrued at June 30, 2013 owed to Fraunhofer.

For the three and six months ended December 31, 2014, under the Amended Agreement, the Company recognized revenue of $367,000 and $1,186,000, respectively, for work performed for FioCruz pursuant to the Amended Agreement by the Company’s subcontractor, Fraunhofer, and recognized research and development expenses of the same amount due Fraunhofer for that work.

7.	Stockholders’ Equity

Preferred Stock

The Company’s Board of Directors is authorized to issue, at any time, without further stockholder approval, up to 1 million shares of preferred stock. The Board of Directors has the authority to fix and determine the voting rights, rights of redemption and other rights and preferences of preferred stock. As of December 31, 2014 and June 30, 2014, there were no shares of preferred stock issued and outstanding.

Common Stock

As of December 31, 2014, the Company was authorized to issue up to 175 million shares of common stock, of which approximately 72.0 million shares were issued and outstanding. As of December 31, 2014, the Company had reserved up to 15 million shares of common stock for incentive compensation (stock options and restricted stock) and approximately 8.3 million shares of common stock for the exercise of warrants.

11

Issuances of common stock were as follows:

Aspire Capital

On August 25, 2014, the Company entered into a common stock purchase agreement with Aspire Capital Fund, which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $10.0 million of shares of the Company’s common stock over the approximately 24-month term of the purchase agreement. In consideration for entering into the purchase agreement, following the approval of the issuance of the shares by NYSE MKT, Aspire Capital received 681,818 shares of the Company’s common stock as a commitment fee. In addition, on September 19, 2014 following approval of the issuance of the shares by NYSE MKT, Aspire Capital purchased 1,136,354 shares of common stock for $500,000 pursuant to the terms of the purchase agreement.

Concurrently with entering into the purchase agreement, the Company also entered into a registration rights agreement with Aspire Capital, in which the Company agreed to file one or more registration statements as permissible and necessary to register under the Securities Act of 1933, as amended, the sale of shares of the Company’s common stock that have been and may be issued to Aspire Capital under the purchase agreement.

After the Securities and Exchange Commission declared effective the registration statement, on any trading day on which the closing sale price of the Company’s common stock exceeds the “Floor Price” of $0.44 (the closing sale price of the Company’s shares on the business day before the Company entered into the purchase agreement with Aspire Capital), the Company has the right, in its sole discretion, to present Aspire Capital with a purchase notice, directing Aspire Capital (as principal) to purchase up to 150,000 shares of common stock per trading day, provided that the aggregate price of such purchase shall not exceed $500,000 per trading day, up to an additional $9.5 million of common stock in the aggregate at a per share price equal to the lesser of the lowest sale price of common stock on the purchase date, or the arithmetic average of the three lowest closing sale prices of common stock during the ten consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which the Company submits a purchase notice to Aspire Capital in an amount equal to 150,000 shares of common stock and the closing sale price of common stock is equal to or greater than the Floor Price of $0.44, the Company also has the right, in its sole discretion, to present Aspire Capital with a volume-weighted average price (“VWAP”) purchase notice directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the Company’s common stock traded on the NYSE MTK on the next trading day, subject to a maximum number of shares that the Company may determine, and a minimum trading price which is equal to the greater of (a) 80% of the closing price of common stock on the business day immediately preceding the date of the VWAP purchase, or (b) such higher price as set forth by the Company in the notice for the VWAP purchase. The purchase price per share pursuant to such VWAP purchase notice shall be the lower of (i) the closing sale price on the date of sale and (ii) 97% of the volume-weighted average price for common stock traded on the NYSE MKT on (i) the date of the VWAP purchase if the aggregate stock to be purchased on that date does not exceed the volume maximum stated in the Company’s notice for the VWAP purchase, or (ii) the portion of such business day until such time as aggregate stock to be purchased will equal the volume maximum stated in the Company’s notice or the time at which the sale of the stock falls below the minimum trading price described above.

The purchase agreement provides that the Company and Aspire Capital shall not effect any sales under the purchase agreement on any purchase date where the closing sale price of common stock is less than $0.44 (the closing sale price of shares on the business day before the Company entered into the purchase agreement referred to as the “Floor Price”). The Floor Price will be $0.20 per share of Common Stock, if our stockholders approve the transaction contemplated by the Purchase Agreement. We may, but we are under no obligation to, request our stockholders to approve the transaction contemplated by the Purchase Agreement. Further, the purchase price for any purchases of shares under the purchase agreement may not be less than $0.44 per share, unless stockholder approval is obtained. The respective prices and share numbers in the preceding paragraphs shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. There are no trading volume requirements or restrictions under the purchase agreement with Aspire Capital, and the Company will control the timing and amount of any sales of our common stock to Aspire Capital. Aspire Capital has no right to require any sales by the Company, but is obligated to make purchases from the Company as directed in accordance with the purchase agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the purchase agreement. The purchase agreement may be terminated by the Company at any time, at its discretion, without any penalty or cost to the Company.

During the six months ended December 31, 2014, Aspire Capital purchased 3,994,754 shares of common stock for $5,211,681 pursuant to the terms of the purchase agreement. Subsequent to December 31, 2014, Aspire Capital purchased an additional 2,000,000 shares of common stock for $2,002,324. The proceeds received by the Company from these sales are not reflected in the condensed consolidated financial statements included in this report.

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Exercises of Warrants

During the three months ended December 31, 2014, the Company issued 1,636,000 shares of common stock for the exercise of warrants and received proceeds of approximately $867,000. In addition, during the three months ended December 31, 2014, the Company issued 26,691 shares of common stock for the cashless exercise of 75,000 warrants.

Warrants

The Company has historically financed its operations through the sale of common stock and warrants, sold together as units.

The following table summarizes all warrant activity for the six months ended December 31, 2014:

	Warrants	Weighted- average Exercise Price
Outstanding as of June 30, 2014	8,769,911	$1.38
Exercised	(1,711,000)	$0.51
Expired	(425,587)	$0.66
Outstanding as of December 31, 2014	6,633,324	$1.63

Exercisable as of December 31, 2014	6,633,324	$1.63

8.	Earnings (Loss) Per Common Share

Basic earnings (loss) per common share is computed by dividing the net income (loss) allocated to common stockholders by the weighted-average number of shares of common stock outstanding during the period. For purposes of calculating diluted earnings per common share, the denominator includes both the weighted-average number of shares of common stock outstanding during the period and the number of common stock equivalents if the inclusion of such common stock equivalents is dilutive. Dilutive common stock equivalents potentially include stock options and warrants using the treasury stock method. The following table summarizes the components of the earnings (loss) per common share calculation (in thousands, except per share amounts):

	Three Months ended December 31,		Six Months ended December 31,
	2014	2013	2014	2013
Basic and diluted numerator:

Net loss	$(1,653)	$(1,625)	$(3,063)	$(1,245)

Basic and diluted denominator:

Weighted-average common shares outstanding	70,957	63,984	68,408	60,338

Basic and diluted loss per share	$(0.02)	$(0.03)	$(0.04)	$(0.02)

For the three and six months ended December 31, 2014 and 2013, the Company incurred net losses which cannot be diluted; therefore, basic and diluted loss per common share is the same. As of December 31, 2014, shares issuable which could potentially dilute future earnings included approximately 9.7 million stock options and 6.6 million warrants.   As of December 31, 2013, shares issuable which could potentially dilute future earnings included approximately 8.7 million stock options and 12.6 million warrants.

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9.	Share-Based Compensation

The following table summarizes the components of share-based compensation expense in the condensed consolidated statements of operations (in thousands):

	Three Months Ended December 31,
	2014	2013
Research and development	$(20)	$20
General and administrative	233	255
Totals	$213	$275

	Six Months Ended December 31,
	2014	2013
Research and development	$-	$38
General and administrative	466	472
Totals	$466	$510

Stock Options

On August 12, 2008, the Company adopted the iBioPharma 2008 Omnibus Equity Incentive Plan (the “Plan”) for employees, officers, directors and external service providers. The original Plan provided that the Company may grant options to purchase stock and/or make awards of restricted stock up to an aggregate amount of 10 million shares. On December 18, 2013, the Plan was amended to increase the number of shares reserved for awards under the Plan from 10 million to 15 million. As of December 31, 2014, there were approximately 5.3 million shares of common stock reserved for future issuance under the Plan. Stock options granted under the Plan may be either incentive stock options (as defined by Section 422 of the Internal Revenue Code of 1986, as amended) or non-qualified stock options at the discretion of the Board of Directors. Vesting of service awards occurs ratably on the anniversary of the grant date over the service period, generally three or five years, as determined at the time of grant. Vesting of performance awards occurs when the performance criteria have been satisfied. The Company uses historical data to estimate forfeiture rates.

During the three months ended September 30, 2014, the Company granted stock options to members of the Board of Directors and officers to purchase approximately 1.64 million shares of common stock. These options vest ratably on the anniversary of the date of grant over a three year service period, expire ten years from the date of grant, and have a weighted-average exercise price of $0.86 per share.

During the three months ended December 31, 2014, the Company granted stock options to a consultant to purchase 100,000 shares of common stock. These options vest over a three year service period, expire four years from the date of grant, and have an exercise price of $1.15 per share. In addition, on October 17, 2014, a consulting agreement dated March 1, 2012 with a former employee was terminated for cause. As a result, 500,000 options with an exercise price of $0.87 were cancelled.

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The following table summarizes all stock option activity during the six months ended December 31, 2014:

	Stock Options	Weighted- average Exercise Price	Weighted- average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of June 30, 2014	8,483,334	$1.25	7.0	$179
Granted	1,740,000	$0.88
Forfeited	(500,000)	0.87
Outstanding as of December 31, 2014	9,723,334	$1.20	7.1	$865
Vested and expected to vest as of December 31, 2014	9,634,999	$1.45	7.1	$865

Exercisable as of December 31, 2014	5,836,683	$1.45	6.0	$513

The weighted-average grant date fair value of stock options granted during the six months ended December 31, 2014 was $0.43 per share. As of December 31, 2014, there was approximately $1.64 million of total unrecognized compensation cost related to non-vested stock options that the Company expects to recognize over a weighted-average period of 2.2 years.

The Company estimated the fair value of options granted using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate – 1.3% - 2.3%; dividend yield – 0%; volatility – 96.7% - 113.9% and expected term – 4 – 9 years.

Warrants

No warrants were issued during the six months ended December 31, 2014.

10.	Related Party Transactions

In January 2012, the Company entered into an agreement with Novici Biotech, LLC (“Novici”) in which iBio’s President is a minority stockholder. Novici performs laboratory feasibility analyses of gene expression, protein purification and preparation of research samples. The accounts payable balance includes amounts due to Novici of approximately $75,000 and $38,000 at December 31, 2014 and June 30, 2014, respectively. Research and development expenses related to Novici were approximately $258,000 and $153,000 for the three months ended December 31, 2014 and 2013, respectively, and approximately $480,000 and $306,000 for the six months ended December 31, 2014 and 2013, respectively.

11.	Income Taxes

The Company recorded no income tax expense for the six months ended December 31, 2014 and 2013 because the estimated annual effective tax rate was zero. As of December 31, 2014, the Company continues to provide a valuation allowance against its net deferred tax assets since the Company believes it is more likely than not that its deferred tax assets will not be realized.

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12.	Commitments and Contingencies

Commitments

Under the terms of the Settlement Agreement described in Note 6 – Significant Vendor above, the Company undertook to engage Fraunhofer for at least $3 million in work requested and directed by iBio before December 31, 2015. Effective January 31, 2014, the Company terminated a $1.5 million research services agreement with Fraunhofer after having engaged Fraunhofer to perform $0.8 million in research and development services.

On June 12, 2014, FioCruz, Fraunhofer and iBio executed an amendment to the CLA (the “Amended Agreement”) to create a new research and development plan for the development of a recombinant yellow fever vaccine providing revised reporting, objectives, estimated budget, and project billing process. Under the CLA and bilateral agreement between iBio and Fraunhofer dated December 27, 2010, Fraunhofer, which has been engaged to act as the Company's subcontractor for performance of research and development services for the new research and development plan, will bill FioCruz directly on behalf of the Company at the rates, amounts and times provided in the Amended Agreement, and the proceeds of such billings and only the proceeds will be paid to Fraunhofer for its services so the Company's expense is equal to its revenue and no profit is recognized for these activities under the Amended Agreement. For the six months ended December 31, 2014, $0.8 million in research and development services have been performed by Fraunhofer for the Company pursuant to the amended CLA. As of December 31, 2014, the total engagement of Fraunhofer for work requested by iBio is $2 million.

Under the terms of the TTA (described in Note 6 – Significant Vendor) and for a period of 15 years: 1) the Company shall pay Fraunhofer a defined percentage (per the agreement) of all receipts derived by the Company from sales of products produced utilizing the Technology and a defined percentage (per the agreement) of all receipts derived by the Company from licensing the Technology to third parties. The Company will be obligated to remit royalties to Fraunhofer only on technology license revenues that iBio actually receives and on revenues from actual sales by iBio of products derived from the Company’s technology until the later of November 2023 or until such time as the aggregate royalty payments total at least $4 million. All new intellectual property invented by Fraunhofer during the period of the TTA is owned by and is required to be transferred to iBio.

On January 14, 2014 (the “Effective Date”), the Company entered into an exclusive worldwide License Agreement (“LA”) with the University of Pittsburgh (“UP”) covering all of the U.S. and foreign patents and patent applications and related intellectual property owned by UP pertinent to the use of endostatin peptides for the treatment of fibrosis. The Company paid an initial license fee of $20,000 and is required to pay all of UP’s patent prosecution costs that were incurred prior to, totaling $30,627, and subsequent to the Effective Date. On each anniversary date the Company is to pay license fees ranging from $25,000 to $150,000 for the first five years and $150,000 on each subsequent anniversary date until the first commercial sale of the licensed technology. Beginning with commercial sales of the technology or approval by the FDA or foreign equivalent, the Company will be required to pay milestone payments, royalties and a percentage of any non-royalty sublicense income to UP.

On December 30, 2013, the Company entered into a Project Agreement with the Medical University of South Carolina (“MUSC”) providing for the performance of research and development services by MUSC related to peptides for the treatment of fibrosis. The agreement requires the Company to make payments totaling $78,000 through December 1, 2014 and provides the Company with certain intellectual property rights. Effective September 1, 2014, the Company and MUSC executed an amendment to the agreement. The amendment extends the term of the agreement to December 31, 2015 and increases the total payments due MUSC from the Company by $161,754.

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Lawsuits

On October 22, 2014, the Company filed a Verified Complaint in the Court of Chancery of the State of Delaware against PlantForm Corporation (“PlantForm”) and PlantForm’s president seeking equitable relief and damages based upon PlantForm’s interference with several contracts between the Company and Fraunhofer and one of the Company’s consultants (“Consultant”) and misappropriating the Company’s intellectual property including trade secrets and know-how. The Company is seeking the following:

1.	A constructive trust compelling PlantForm to deliver to the Company the technology and intellectual property that were provided to PlantForm by Fraunhofer or the Consultant.

2.	An injunction prohibiting PlantForm from commercializing, distributing or retaining any biopharmaceutical that corresponds to, or otherwise derives from the Company’s technology and intellectual property.

3.	An injunction prohibiting PlantForm from further use or other unlawful misappropriation of the Company’s intellectual property including trade secrets and know-how.

4.	An injunction prohibiting PlantForm from further interference with the Company’s exclusive contractual relationship with Fraunhofer and its contractual consulting relationship with Consultant.

5.	Monetary damages.

On October 24, 2014, a putative class action captioned Juan Pena, Individually and on Behalf of All Other Similarly Situated vs. iBio, Inc. and Robert B. Kay was filed in the United States District Court for the District of Delaware. The action alleges that the Company and its Chief Executive Officer made certain statements in violation of federal securities laws and seeks an unspecified amount of damages. On November 19, 2014, the Court ordered that iBio and Mr. Kay shall not have any obligation to respond to the Complaint until after the appointment by the Court of a lead plaintiff and the filing of an amended complaint and, therefore, no response to the Complaint has been made. Three individuals have filed motions to be appointed lead plaintiff, which are currently pending before the Court. The Company has advised its insurers about the class action and intends to vigorously defend against any claims if this action continues. The Company is unable to predict the outcome of this Complaint and therefore cannot determine the likelihood of loss nor estimate a range of possible loss.

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13.	Segment Reporting

As discussed above, iBio Brazil began operations in the first quarter of fiscal 2015. In accordance with FASB ASC 280, “Segment Reporting,” the Company discloses financial and descriptive information about its reportable geographic segments. Geographic segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

Three months ended December 31, 2014	iBio	iBio Brazil	Total

Net revenues	$367	$-	$367
Research and development expenses	731	-	731
General and administrative expenses	1,272	30	1,302
Operating loss	(1,636)	(30)	(1,666)

Six months ended December 31, 2014	iBio	iBio Brazil	Total

Net revenues	$1,186	$-	$1,186
Research and development expenses	1,916	-	1,916
General and administrative expenses	2,301	51	2,352
Operating loss	(3,031)	(51)	(3,082)
Total assets	10,939	103	11,042

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following information should be read together with the financial statements and the notes thereto and other information included elsewhere in this Quarterly Report on Form 10-Q and in our Annual Report on Form 10-K for the year ended June 30, 2014. Unless the context requires otherwise, references in this Quarterly Report on Form 10-Q to “iBio,” the “Company,” “we,” “us,” or “our” and similar terms mean iBio, Inc.

Forward-Looking Statements

This Quarterly Report on Form 10-Q contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. For this purpose, any statements contained herein regarding our strategy, future operations, financial position, future revenues, projected costs and expenses, prospects, plans and objectives of management, other than statements of historical facts, are forward-looking statements. The words “anticipate”, “believe”, “estimate”, “may”, “plan”, “will”, “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such statements reflect our current views with respect to future events. Because these forward-looking statements involve known and unknown risks and uncertainties, actual results, performance or achievements could differ materially from those expressed or implied by these forward-looking statements for a number of important reasons, including those discussed in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Quarterly Report on Form 10-Q, as well as in the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2014. We cannot guarantee any future results, levels of activity, performance or achievements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this Quarterly Report on Form 10-Q as anticipated, believed, estimated or expected. The forward-looking statements contained in this Quarterly Report on Form 10-Q represent our estimates as of the date of this Quarterly Report on Form 10-Q (unless another date is indicated) and should not be relied upon as representing our expectations as of any other date. While we may elect to update these forward-looking statements, we specifically disclaim any obligation to do so.

Overview

We are a biotechnology company focused on commercializing our proprietary platform technologies: the iBioLaunch™ platform for vaccines and therapeutic proteins, and the iBioModulator™ platform for vaccine enhancement. We plan on developing and commercializing select product candidates that may benefit from the iBioLaunch™ platform, which is a proprietary, transformative technology for development and production of biologics using transient gene expression in hydroponically grown, unmodified green plants. The iBioModulator™ platform is complementary to the iBioLaunch™ platform and is designed to significantly improve vaccine products with both higher potency and greater duration of effect. The iBioModulator™ platform can be used with any recombinant expression technology for vaccine development and production. We believe our technology offers advantages that are not available with conventional manufacturing systems. These anticipated advantages may include the ability to manufacture therapeutic proteins that are difficult or commercially infeasible to produce with conventional methods, reduced production time, and lower capital and operating costs.

Our near-term focus is to realize two key objectives: (1) the establishment of additional business arrangements pursuant to which commercial, government and not-for-profit licensees will utilize our platform technology in connection with the production and development of products for both therapeutic and vaccine uses; and (2) the further advancement of product candidates selected for clinical development including our proprietary product candidate for treatment of idiopathic pulmonary fibrosis, systemic sclerosis, and other fibrotic diseases. These objectives are a part of our strategy to commercialize the proprietary technology we have developed and validated.

Our strategy to engage in partnering and out-licensing of our technology preserves the opportunity for iBio to share in the successful development and commercialization of product candidates while conserving our own capital and financial resources as licensees undertake to conduct and fund the development and commercialization of the product candidates derived under our platform. In addition to financial resources we may receive, we believe that successful development by licensees of product candidates derived from the iBio platforms will further validate our technology, increase awareness of the advantages that may be realized by its use and promote broader adoption of our transformative technology.

The advancement of iBioLaunch™-derived and iBioModulator™-enhanced product candidates is a key element of our strategy. We believe that selecting and developing products which individually have substantial commercial value and are representative of classes of pharmaceuticals that can be successfully produced using either or both of our technology platforms will allow us to maximize the near and longer term value of each platform while exploiting individual product opportunities. To realize this result, we are currently advancing designated product candidates through the preclinical phase of development and undertaking the studies required for submission of Investigational New Drug Applications, or INDs. The most advanced product candidate we are currently internally advancing through preclinical IND enabling studies is a proprietary recombinant protein, IBIO-CFB03, for treatment of idiopathic pulmonary fibrosis, systemic sclerosis, and potentially other fibrotic diseases. To the extent that we anticipate the opportunity to realize additional value, we may elect to further the development of this or other product candidates through the early stages of clinical development before seeking to license the product candidate to other industry participants for late stage clinical development and if successful, commercialization.

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On August 25, 2014, the Company entered into a common stock purchase agreement with Aspire Capital Fund, LLC, an Illinois limited liability company (referred to below as “Aspire Capital”), which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $10.0 million of shares of the Company’s common stock over the approximately 24-month term of the purchase agreement. In consideration for entering into the purchase agreement, following the approval of the issuance of the shares by NYSE MKT, Aspire Capital received 681,818 shares of the Company’s common stock as a commitment fee. In addition, on September 19, 2014, following approval of the issuance of the shares by NYSE MKT, Aspire Capital purchased 1,136,354 shares of common stock for $500,000 pursuant to the terms of the purchase agreement.

Concurrently with entering into the purchase agreement, the Company also entered into a registration rights agreement with Aspire Capital, in which the Company agreed to file one or more registration statements as permissible and necessary to register under the Securities Act of 1933, as amended, the sale of shares of the Company’s common stock that have been and may be issued to Aspire Capital under the purchase agreement.

After the Securities and Exchange Commission declared effective the registration statement, on any trading day on which the closing sale price of the Company’s common stock exceeds the “Floor Price” of $0.44 (the closing sale price of the Company’s shares on the business day before the Company entered into the purchase agreement with Aspire Capital), the Company has the right, in its sole discretion, to present Aspire Capital with a purchase notice, directing Aspire Capital (as principal) to purchase up to 150,000 shares of common stock per trading day, provided that the aggregate price of such purchase shall not exceed $500,000 per trading day, up to an additional $9.5 million of common stock in the aggregate at a per share price equal to the lesser of the lowest sale price of common stock on the purchase date, or the arithmetic average of the three lowest closing sale prices of common stock during the ten consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which the Company submits a purchase notice to Aspire Capital in an amount equal to 150,000 shares of common stock and the closing sale price of common stock is equal to or greater than the Floor Price of $0.44, the Company also has the right, in its sole discretion, to present Aspire Capital with a volume-weighted average price (“VWAP”) purchase notice directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the Company’s common stock traded on the NYSE MTK on the next trading day, subject to a maximum number of shares that the Company may determine, and a minimum trading price which is equal to the greater of (a) 80% of the closing price of common stock on the business day immediately preceding the date of the VWAP purchase, or (b) such higher price as set forth by the Company in the notice for the VWAP purchase. The purchase price per share pursuant to such VWAP purchase notice shall be the lower of (i) the closing sale price on the date of sale and (ii) 97% of the volume-weighted average price for common stock traded on the NYSE MKT on (i) the date of the VWAP purchase if the aggregate stock to be purchased on that date does not exceed the volume maximum stated in the Company’s notice for the VWAP purchase, or (ii) the portion of such business day until such time as aggregate stock to be purchased will equal the volume maximum stated in the Company’s notice or the time at which the sale of the stock falls below the minimum trading price described above.

The purchase agreement provides that the Company and Aspire Capital shall not effect any sales under the purchase agreement on any purchase date where the closing sale price of common stock is less than $0.44 (the closing sale price of shares on the business day before the Company entered into the purchase agreement referred to as the “Floor Price”). The Floor Price will be $0.20 per share of Common Stock, if our stockholders approve the transaction contemplated by the Purchase Agreement. We may, but we are under no obligation to, request our stockholders to approve the transaction contemplated by the Purchase Agreement. Further, the purchase price for any purchases of shares under the purchase agreement may not be less than $0.44 per share, unless stockholder approval is obtained. The respective prices and share numbers in the preceding paragraphs shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. There are no trading volume requirements or restrictions under the purchase agreement with Aspire Capital, and the Company will control the timing and amount of any sales of our common stock to Aspire Capital. Aspire Capital has no right to require any sales by the Company, but is obligated to make purchases from the Company as directed in accordance with the purchase agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the purchase agreement. The purchase agreement may be terminated by the Company at any time, at its discretion, without any penalty or cost to the Company.

As of December 31, 2014, Aspire Capital had purchased 3,994,754 shares of common stock for $5,211,681 pursuant to the terms of the purchase agreement. Subsequent to December 31, 2014, Aspire Capital purchased an additional 2,000,000 shares of common stock for $2,002,324.

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Results of Operations

Comparison of Three Months ended December 31, 2014 (“2014”) versus December 31, 2013 (“2013”)

Revenue

Gross revenue for 2014 was approximately $367,000. There was no revenue for 2013.

Revenue has been attributable to technology services provided to Bio-Manguinhos/FioCruz (“FioCruz”) in connection with the development by FioCruz of a yellow fever vaccine using our iBioLaunch™ technology. To fulfill our obligations, we engage Fraunhofer USA Inc. (“Fraunhofer”) as a subcontractor to perform the services required. Revenue in 2014 includes a reconciliation for services rendered prior to October 1, 2014. During 2013, the Company, FioCruz and Fraunhofer were awaiting approval by the Brazilian government of a contract amendment reflecting the agreed modifications to the work plan. During this waiting period, no revenues were recognized by the Company in connection with services provided to FioCruz through the subcontract arrangement with Fraunhofer. In June 2014, the Company, FioCruz and Fraunhofer amended their Collaboration and License Agreement (the “Amendment”) reflecting the agreed modifications to the work plan and work was resumed by Fraunhofer for the Company to continue development of a yellow fever vaccine using the Company’s iBioLaunch™ technology.

Research and development expenses

Research and development expenses for 2014 were approximately $731,000, as compared to approximately $585,000 for 2013, an increase in the current period of approximately $146,000. Research and development expenses in 2014 include a reconciliation for services rendered prior to October 1, 2014. The increase was primarily related to the change in the Company’s focus to advance products to treat fibrotic diseases.

General and administrative expenses

General and administrative expenses for 2014 were approximately $1.3 million, as compared to approximately $1.05 million for 2013, an increase in the current period of approximately $251,000. The increase is attributable primarily to legal fees. General and administrative expenses principally include officer and employee salaries and benefits, legal and accounting fees, insurance, consulting services, investor and public relations services, and other costs associated with being a publicly traded company.

Other income (expense)

Other income for 2014 was approximately $13,000, as compared to other income of approximately $11,000 for 2013.

Results of Operations - Comparison of Six Months ended December 31, 2014 (“2014”) versus December 31, 2013 (“2013”)

Revenue

Gross revenue for 2014 was approximately $1,186,000. There was no revenue for 2013.

Revenue has been attributable to technology services provided to FioCruz in connection with the development by FioCruz of a yellow fever vaccine using our iBioLaunch™ technology. To fulfill our obligations, we engage Fraunhofer USA Inc. (“Fraunhofer”) as a subcontractor to perform the services required. During 2013, the Company, FioCruz and Fraunhofer were awaiting approval by the Brazilian government of a contract amendment reflecting the agreed modifications to the work plan. During this waiting period, no revenues were recognized by the Company in connection with services provided to FioCruz through the subcontract arrangement with Fraunhofer. In 2014, the Company, FioCruz and Fraunhofer amended their Collaboration and License Agreement (the “Amendment”) reflecting the agreed modifications to the work plan.

Research and development expenses

Research and development expenses for 2014 were $1.9 million. Research and development expenses for 2013 were $96,000. However, research and development expenses for 2013 include a credit of $1.04 million resulting from the reversal of expenses accrued through June 30, 2013 under the TTA prior to the Settlement Agreement with Fraunhofer completed in September 2013. Adjusting for this, research and development spending was approximately $1.14 million for the prior period, an increase in the current period of approximately $779,000 over the adjusted results of 2013. The increase was primarily related to the modifications to the work plan described above.

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General and administrative expenses

General and administrative expenses for 2014 were approximately $2.35 million, as compared to approximately $1.3 million for 2013. However, general and administrative expenses for the prior year quarter include a credit of $700,000 resulting from the reversal of royalty expenses accrued through June 30, 2013 under the TTA prior to the Settlement Agreement with Fraunhofer completed in September 2013. Adjusting for this, general and administrative spending was approximately $2.0 million for the prior period, an increase in the current period of approximately $352,000 over the adjusted results of 2013. The increase is attributable primarily to legal fees. General and administrative expenses principally include officer and employee salaries and benefits, legal and accounting fees, insurance, consulting services, investor and public relations services, and other costs associated with being a publicly traded company.

Other income (expense)

Other income for 2014 was approximately $19,000, as compared to other income of approximately $150,000 for 2013. However, other income (expense) for the prior period included a credit of $122,000 resulting from the reversal in interest expense accrued through June 30, 2013 under the TTA prior to the Settlement Agreement with Fraunhofer completed in September 2013. Adjusting for this, other income was approximately $28,000 for the prior period.

Liquidity and Capital Resources

As of December 31, 2014, we had cash of $7.36 million as compared to $3.59 million as of June 30, 2014.

Net Cash Used in Operating Activities

Operating activities used $2.2 million in cash for the six months ended December 31, 2014. The decrease in cash was primarily attributable to funding the loss for the period.

Net Cash Used in Investing Activities

For the six months ended December 31, 2014, net cash used in investing activities was approximately $100,000. Cash used in investing activities was attributable to additions to intangible assets of $85,000 and purchases of fixed assets for iBio Brazil of $15,000.

Net Cash Provided by Financing Activities

For the six months ended December 31, 2014, net cash provided by financing activities was $6.08 million. Aspire Capital purchased 3,994,754 shares of common stock for approximately $5.2 million pursuant to the terms of the purchase agreement. In addition, the Company issued 1,663,000 shares of common stock for the exercise of warrants and received proceeds of approximately $867,000.

Funding Requirements

We have incurred significant losses and negative cash flows from operations since our spinoff from Integrated BioPharma, Inc. in August 2008. As of December 31, 2014, our accumulated deficit was approximately $44.3 million, and we used approximately $2.2 million of cash for operating activities for the six months ended December 31, 2014. As of December 31, 2014, cash on hand of approximately $7.36 million, together with funds to be obtained pursuant to the purchase agreement with Aspire Capital, are expected to support the Company’s activities through December 31, 2015.

We have historically financed our activities through the sale of common stock and warrants, sold together as units. We plan to fund our future business operations using cash on hand, through proceeds from the sale of additional equity and other securities, including sales of our common stock pursuant to the Purchase Agreement with Aspire Capital described above, and through proceeds realized in connection with license and collaboration arrangements. The extent to which we utilize the Purchase Agreement with Aspire Capital as a source of funding will depend on a number of factors, including the prevailing market price of our common stock, the volume of trading in our common stock and the extent to which we are able to secure funds from other sources. The number of shares that we may sell to Aspire Capital under the Purchase Agreement on any given day and during the term of the agreement is limited. Additionally, we and Aspire Capital may not effect any sales of shares of our common stock under the Purchase Agreement during the continuance of an event of default or on any trading day that the closing sale price of our common stock is less than $0.44 per share, unless stockholder approval of the transaction contemplated in the purchase agreement is obtained. As of February 23, 2015, we were able to sell 5,994,754 shares for $7.2 million pursuant to the purchase agreement. Even if we are able to access the balance of $2.8 million remaining under the Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans for periods beyond December 31, 2015. On November 20, 2014, we filed with the Securities and Exchange Commission a Registration Statement on Form S-3 under the Securities Act, which was declared effective by the Securities and Exchange Commission on December 2, 2014. This registration statement allows us, from time to time, to offer and sell shares of common stock, shares of preferred stock, debt securities, units comprised of shares of common stock, preferred stock, debt securities and warrants in any combination, and warrants to purchase common stock, preferred stock, debt securities and/or units, up to a maximum aggregate amount of $100 million of such securities. To date, we have not issued any securities under this registration statement and we currently have no firm agreements with any third parties for the sale of our securities pursuant to this registration statement. We cannot be certain that funding will be available on favorable terms or available at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. If we are unable to raise funds when required or on favorable terms, we may have to: a) significantly delay, scale back, or discontinue the product application and/or commercialization of our proprietary technologies; b) seek collaborators for our technology and product candidates on terms that are less favorable than might otherwise be available; c) relinquish or otherwise dispose of rights to technologies, product candidates, or products that we would otherwise seek to develop or commercialize; or d) possibly cease operations.

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Off-Balance Sheet Arrangements

As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities (SPEs), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually limited purposes. As of December 31, 2014, we were not involved in any SPE transactions.

Contractual Obligations

Our most significant contractual obligation is the TTA with Fraunhofer. Under the terms of the Settlement Agreement completed in September 2013, we undertook to engage Fraunhofer to perform at least $3 million of research and development work as directed by iBio by December 31, 2015. As of December 31, 2014, Fraunhofer has performed services pursuant to such engagements by the Company of at least $2 million of the $3 million commitment.

Critical Accounting Policies and Estimates

A critical accounting policy is one that is both important to the portrayal of a company’s financial condition and results of operations and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Our condensed consolidated financial statements are presented in accordance with U.S. GAAP, and all applicable U.S. GAAP accounting standards effective as of December 31, 2014 have been taken into consideration in preparing the condensed consolidated financial statements. The preparation of condensed consolidated financial statements requires estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. Some of those estimates are subjective and complex, and, consequently, actual results could differ from those estimates. The following accounting policies and estimates have been highlighted as significant because changes to certain judgments and assumptions inherent in these policies could affect our condensed consolidated financial statements:

•	Valuation of intellectual property;

•	Legal and contractual contingencies;

•	Research and development expenses; and

•	Share-based compensation expenses.

We base our estimates, to the extent possible, on historical experience. Historical information is modified as appropriate based on current business factors and various assumptions that we believe are necessary to form a basis for making judgments about the carrying value of assets and liabilities. We evaluate our estimates on an on-going basis and make changes when necessary. Actual results could differ from our estimates.

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Item 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

Our management, under the direction of our Executive Chairman and our Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15€ and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as of December 31, 2014. Based upon that evaluation, our Executive Chairman and our Chief Financial Officer have concluded that our disclosure controls and procedures were effective as of December 31, 2014.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act, during the quarter ended December 31, 2014 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II – OTHER INFORMATION

Item 1. Legal Proceedings.

On October 22, 2014, the Company filed a Verified Complaint in the Court of Chancery of the State of Delaware against PlantForm Corporation (“PlantForm”) and PlantForm’s president seeking equitable relief and damages based upon PlantForm’s interference with several contracts between the Company and Fraunhofer and one of the Company’s consultants (“Consultant”) and misappropriating the Company’s intellectual property including trade secrets and know-how. The Company is seeking the following:

1.	A constructive trust compelling PlantForm to deliver to the Company the technology and intellectual property that were provided to PlantForm by Fraunhofer or the Consultant.

2.	An injunction prohibiting PlantForm from commercializing, distributing or retaining any biopharmaceutical that corresponds to, or otherwise derives from the Company’s technology and intellectual property.

3.	An injunction prohibiting PlantForm from further use or other unlawful misappropriation of the Company’s intellectual property including trade secrets and know-how.

4.	An injunction prohibiting PlantForm from further interference with the Company’s exclusive contractual relationship with Fraunhofer and its contractual consulting relationship with Consultant.

5.	Monetary damages.

On October 24, 2014, a putative class action captioned Juan Pena, Individually and on Behalf of All Other Similarly Situated vs. iBio, Inc. and Robert B. Kay was filed in the United States District Court for the District of Delaware. The action alleges that the Company and its Chief Executive Officer made certain statements in violation of federal securities laws and seeks an unspecified amount of damages. On November 19, 2014, the Court ordered that iBio and Mr. Kay shall not have any obligation to respond to the Complaint until after the appointment by the Court of a lead plaintiff and the filing of an amended complaint and, therefore, no response to the Complaint has been made. Three individuals have filed motions to be appointed lead plaintiff, which are currently pending before the Court. The Company has advised its insurers about the class action and intends to vigorously defend against any claims if this action continues. The Company is unable to predict the outcome of this Complaint and therefore cannot determine the likelihood of loss nor estimate a range of possible loss.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

On August 25, 2014, the Company entered into a common stock purchase agreement with Aspire Capital Fund, LLC, an Illinois limited liability company (referred to below as “Aspire Capital”), which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $10.0 million of shares of the Company’s common stock over the approximately 24-month term of the purchase agreement. In consideration for entering into the purchase agreement, following the approval of the issuance of the shares by NYSE MKT, Aspire Capital received 681,818 shares of the Company’s common stock as a commitment fee (the “Commitment Shares”). In addition, on September 19, 2014 following approval of the issuance of the shares by NYSE MKT, Aspire Capital purchased 1,136,354 shares of common stock for $500,000 pursuant to the terms of the purchase agreement (the “Initial Purchase Shares”).

Concurrently with entering into the purchase agreement, the Company also entered into a registration rights agreement with Aspire Capital, in which the Company agreed to file one or more registration statements as permissible and necessary to register under the Securities Act of 1933, as amended, the sale of shares of the Company’s common stock that have been and may be issued to Aspire Capital under the purchase agreement.

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On any trading day on which the closing sale price of the Company’s common stock exceeds the “Floor Price” of $0.44 (the closing sale price of the Company’s shares on the business day before the Company entered into the purchase agreement with Aspire Capital), the Company has the right, in its sole discretion, to present Aspire Capital with a purchase notice, directing Aspire Capital (as principal) to purchase up to 150,000 shares of common stock per trading day, provided that the aggregate price of such purchase shall not exceed $500,000 per trading day, up to an additional $9.5 million of common stock in the aggregate at a per share price equal to the lesser of the lowest sale price of common stock on the purchase date, or the arithmetic average of the three lowest closing sale prices of common stock during the ten consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which the Company submits a purchase notice to Aspire Capital in an amount equal to 150,000 shares of common stock and the closing sale price of common stock is equal to or greater than the Floor Price of $0.44, the Company also has the right, in its sole discretion, to present Aspire Capital with a volume-weighted average price (“VWAP”) purchase notice directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the Company’s common stock traded on the NYSE MTK on the next trading day, subject to a maximum number of shares that the Company may determine, and a minimum trading price which is equal to the greater of (a) 80% of the closing price of common stock on the business day immediately preceding the date of the VWAP purchase, or (b) such higher price as set forth by the Company in the notice for the VWAP purchase. The purchase price per share pursuant to such VWAP purchase notice shall be the lower of (i) the closing sale price on the date of sale and (ii) 97% of the volume-weighted average price for common stock traded on the NYSE MKT on (i) the date of the VWAP purchase if the aggregate stock to be purchased on that date does not exceed the volume maximum stated in the Company’s notice for the VWAP purchase, or (ii) the portion of such business day until such time as aggregate stock to be purchased will equal the volume maximum stated in the Company’s notice or the time at which the sale of the stock falls below the minimum trading price described above.

The purchase agreement provides that the Company and Aspire Capital shall not effect any sales under the purchase agreement on any purchase date where the closing sale price of common stock is less than $0.44 (the closing sale price of shares on the business day before the Company entered into the purchase agreement, referred to as the “Floor Price”). The Floor Price will be $0.20 per share of Common Stock, if our stockholders approve the transaction contemplated by the Purchase Agreement. We may, but we are under no obligation to, request our stockholders to approve the transaction contemplated by the Purchase Agreement. Further, the purchase price for any purchases of shares under the purchase agreement may not be less than $0.44 per share, unless stockholder approval is obtained. The respective prices and share numbers in the preceding paragraphs shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. There are no trading volume requirements or restrictions under the purchase agreement with Aspire Capital, and the Company will control the timing and amount of any sales of our common stock to Aspire Capital. Aspire Capital has no right to require any sales by the Company, but is obligated to make purchases from the Company as directed in accordance with the purchase agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the purchase agreement. The purchase agreement may be terminated by the Company at any time, at its discretion, without any penalty or cost to the Company.

During the three months ended December 31, 2014, Aspire Capital purchased 2,858,400 shares of common stock for $4,711,681 pursuant to the terms of the purchase agreement. The proceeds were used for working capital purposes. Subsequent to December 31, 2014, Aspire Capital purchased an additional 2,000,000 shares of common stock for $2,002,324.

During the three months ended December 31, 2014, the Company issued 1,636,000 shares of common stock for the exercise of warrants and received proceeds of approximately $867,000. The proceeds were used for working capital purposes. In addition, during the three months ended December 31, 2014, the Company issued 26,691 shares of common stock for the cashless exercise of 75,000 warrants.

The issuance of the Commitment Shares, the Initial Purchase Shares and all other shares of common stock that may be issued from time to time to Aspire Capital under the Purchase Agreement is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act.

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Item 6. Exhibits.

Exhibit Number

3.1	Certificate of Incorporation of the Company (1)
3.2	First Amended and Restated Bylaws of the Company (2)
4.1	Registration Rights Agreement, dated August 25, 2014, between iBio, Inc. and Aspire Capital Fund, LLC (3)
31.1	Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1	Certification of Principal Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2	Certification of Principal Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
101.INS	XBRL Instance *
101.SCH	XBRL Taxonomy Extension Schema *
101.CAL	XBRL Taxonomy Extension Calculation *
101.DEF	XBRL Taxonomy Extension Definition *
101.LAB	XBRL Taxonomy Extension Labeled *
101.PRE	XBRL Taxonomy Extension Presentation *

(1)	Incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 15, 2014 (Commission File No. 001-35023).
(2)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 14, 2009 (Commission File No. 000-53125).
(3)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 26, 2014 (Commission File No. 001-35023).
*	To be filed by amendment.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

iBio, Inc.
(Registrant)

Date: February 23, 2015	/s/ Robert B. Kay
Robert B. Kay
Executive Chairman

Date: February 23, 2015	/s/ Mark Giannone
Mark Giannone
Chief Financial Officer

27

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington , D.C. 20549

FORM 10-Q/A

(Amendment No. 1)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended December 31, 2014

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ___ to ___

Commission file number 001-35023

iBio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-2797813
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9 Innovation Way, Suite 100 , Newark, DE	19711
(Address of principal executive offices)	(Zip Code)

(302) 355-0650

(Registrant’s telephone number, including area code)

_________________________

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes   ☒    No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Yes ☒    No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes ☐    No ☒

Shares of Common Stock outstanding as of February 23, 2015:           73,981,358

Explanatory Note

We are filing this Amendment No. 1 on Form 10-Q/A to amend our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2014 that was filed with the Securities and Exchange Commission on February 23, 2015 (the “Form 10-Q”), solely for the purpose of furnishing Exhibit 101 – Interactive Data File (XBRL Exhibit) required by Rule 405 of Regulation S-T, which was not included with the Form 10-Q.

No other changes have been made to the Form 10-Q. This Form 10-Q/A speaks as of the original filing date of the Form 10-Q, does not reflect events that may have occurred subsequent to the original filing date, and does not modify or update in any way disclosures made in the Form 10-Q.

Item 6. Exhibits.

Exhibit Number

3.1	Certificate of Incorporation of the Company (1)
3.2	First Amended and Restated Bylaws of the Company (2)
4.1	Registration Rights Agreement, dated August 25, 2014, between iBio, Inc. and Aspire Capital Fund, LLC (3)
31.1	Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002*
31.2	Certification of Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002*
32.1	Certification of Principal Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*
32.2	Certification of Principal Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*
101.INS	XBRL Instance **
101.SCH	XBRL Taxonomy Extension Schema **
101.CAL	XBRL Taxonomy Extension Calculation **
101.DEF	XBRL Taxonomy Extension Definition **
101.LAB	XBRL Taxonomy Extension Labeled **
101.PRE	XBRL Taxonomy Extension Presentation **

(1)	Incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 15, 2014 (Commission File No. 001-35023).
(2)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 14, 2009 (Commission File No. 000-53125).
(3)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 26, 2014 (Commission File No. 001-35023).
*	Previously filed.
**	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

iBio, Inc.
(Registrant)

Date: February 24, 2015	/s/ Robert B. Kay
Robert B. Kay
Executive Chairman

Date: February 24, 2015	/s/ Mark Giannone
Mark Giannone
Chief Financial Officer